SCARAB SYSTEMS INC.

FOR IMMEDIATE RELEASE

SCARAB SYSTEMS, INC. ANNOUNCES EXECUTIVE APPOINTMENTS

Vancouver, BC June 30, 2004 - Scarab Systems, Inc. ("Scarab" or the "Company") (OTCBB: SBSY) is pleased to announce executive appointments as follows:

Mr. John D. Carlson has accepted appointment to Scarab's Board of Directors. Based in Calgary, he has over 25 years experience as a Registered Professional Petroleum Engineer. Mr. Carlson's career began at Amoco Canada and includes 16 years at a major reservoir engineering company, Sproule Associates Ltd. and 4 years managing both private and public oil and gas companies in Alberta, Canada. His expertise includes the identification, evaluation, planning and development of oil and gas exploration opportunities.

"Scarab has a unique opportunity to develop a significant energy resource in the Coos Bay, Oregon community, which has not previously enjoyed the economic benefits of or access to natural gas for local consumption. We expect to see a strong partnership developed between Scarab, the local government, business and environmental groups as this project moves through the various development stages," said Mr. Carlson. "Scarab will benefit heavily from John's engineering experience in its efforts to profitably extract gas from the coalbeds in the Coos Bay Basin. Much of the science involved will feed directly into his capabilities," said Thomas Mills, President of Scarab. Concurrently, Scarab accepted the resignation of Mr. Lou Hilford from its Board of Directors who is pursuing other opportunities not related to the energy business. Mr. Mills continued, "We thank Lou for his service in helping to shepherd Scarab through a successful restructuring and acquisition and wish him the very best in his future endeavors."

Mr. Steven P. Pappajohn was appointed President and Director of Scarab's wholly-owned subsidiary Methane Energy Corp. ("MEC"). Mr. Pappajohn is an exploration geologist with over 25 years experience in the oil and gas industry, beginning his career with Amoco Oil & Gas Corp. In 1984 he founded GeoTrends, Inc. to consult to various companies including Texaco, Amoco and Washington Natural Gas. In 1995 Mr. Pappajohn joined forces with Mr. George Hampton to form GeoTrends-Hampton International, LLC to develop non-conventional energy projects including the Coos Bay coalbed methane prospect. "This is the right time to move the project forward given strong gas prices, imminent pipeline completion into Coos County, and available information from prior coal and gas drilling in the area," said Mr. Pappajohn.

The Company has also appointed Mr. Thomas J. Deacon as Vice President of Land of MEC. With over 30 years experience with active oil gas exploration companies including Pacific Enterprises, MCOR Oil and Gas and Washington Energy Company, Mr. Deacon has recently been facilitating the acquisition and sale of oil and gas properties and assembling large lease positions. His involvement in the Coos Bay Basin project started in 2001 and he later joined forces with GeoTrends-Hampton International, LLC. "I look forward to working with the Methane Energy team and to our assembling the acreage position and agreements supporting this exciting coalbed methane project in the Coos Bay Basin."

All appointments are effective immediately.

About Scarab Systems, Inc.

Scarab Systems, Inc. is engaged in the acquisition, exploration and development of natural gas and coalbed methane properties in the United States. Its current focus is on the development of the Coos Bay Basin project in Oregon.

On behalf of the Board of Directors,

SCARAB SYSTEMS, INC.

Thomas Mills, President
For more information contact:	Head Office Contact:
Thomas Mills (604) 639-3178	Suite 528 - 666 Burrard Street Vancouver, BC V6C 2X8

Safe Harbor Statement

This news release includes statements about expected future events and/or results that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to, that the Company will see a strong partnership developed between Scarab, the local government, business and environmental groups, that is will benefit from John Carlson's engineering experience in its efforts to profitably extract gas from the coal beds in the Coos Bay Basin that our properties in the Coos Bay Basin are potentially prospective for coalbed methane and conventional natural gas production, and that there will be imminent pipeline completion into Coos County. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include general factors that affect all companies that explore for coalbed methane gas, such as the price of oil and gas, and specific risks such as the Company's ability to raise financing for acquisitions or operations, inability to retain Mr. Carlson as a Director, the possibility that no pipeline will be completed to Coos County or that we will be prevented from using that pipeline, and the likelihood that no commercial quantities of gas is found or recoverable. Readers should refer to risk disclosure of other junior coalbed methane gas exploration reporting companies on Edgar to get an understanding of the range of risk factors that could adversely affect the Company and refer to the 8-K of the Company which discusses the subject of this news release.